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EXHIBIT 5

January 24, 1997

la Jolla Diagnostics, Inc.
7777 Fay Ave., Suite 160
La Jolla, CA  92037

Re:  La Diagnostics, Inc.
1996 Stock Option Plan
Registration Statement on Form S-8

Ladies and Gentlemen:

As legal counsel for La Jolla Diagnostics, Inc., a California corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 3,000,000 shares of the Common Stock of the Company which may be issued pursuant to the La Jolla Diagnostics, Inc. 1996 Incentive Stock Bonus and Option Plan (the "Plan"). We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, and the federal law of the United States. Based on such examination, we are of the opinion that the options to be granted and the 3,000,000 shares of Common Stock which may be issued pursuant to the Plan are duly authorized options and shares of the Company's Common Stock, respectively, and, when issued against payment of the consideration therefor in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,

/s/ BLANCHARD KRASNER & FRENCH

BLANCHARD KRASNER & FRENCH
A Professional Corporation